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                                                                   EXHIBIT 10(a)

CASE CORPORATION
700 STATE STREET
RACINE, WI 53404
TEL: (414) 636-6011


March 20, 1997

                           Private and Confidential

Mr. Jean-Pierre Rosso
Case Corporation
700 State Street
Racine, WI 53404

Dear Jean-Pierre:

The purpose of this letter (the "Letter Agreement") is to restate the terms and conditions by which you are and have been employed as President, Chief Executive Officer and, in addition, effective March 15, 1996, Chairman of Case Corporation (the "Company"). Certain items of compensation, that you have already received, are set forth in Exhibit A, which is expressly incorporated herein. You hereby acknowledge that you have received those items set forth in Exhibit A and that the Company and Tenneco Inc. ("Tenneco") have performed all of the obligations imposed upon them by the agreements referenced in Section 12 hereof, except for items which by their terms have not become due either through the passage of time or the occurrence of specified events.

1. Your employment commenced on April 1, 1994. You are reporting to the Board of Directors.

2. Your base salary will be at least $600,000 a year through December 31, 1995, $700,000 per year effective January 1, 1996 and, effective January 1, 1997, your base salary will be increased to $800,000 per year, which shall be subject to such increase as may from time to time be approved by the Compensation Committee of the Company's Board of Directors (which increased salary shall not thereafter be decreased).

3. Beginning in 1995, the annual target value of your long-term stock awards, whether in the form of restricted stock, stock options, other forms of stock-based grants or a combination thereof, in the aggregate for each year, shall be not less than $1,000,000.

4. Effective for bonuses which relate to 1996 and later years, the annual target of your bonus will be no less than $400,000. Effective January 1, 1996, your bonus target will be no less than your base salary.


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Mr. Jean-Pierre Rosso
Page 2
March 20, 1997


5. You will receive non-cash compensation (e.g., Company car) and qualified/welfare benefits provided to the Company's senior executives. The Company will also reimburse you for the costs of financial and estate planning up to $20,000 per year.

6. You will have four weeks vacation per year. If you choose to spend your vacation in your home country, the Company will pay round trip air travel for you and your family once a year. The Company's normal policy regarding accrued but unused vacation time will apply to you.

7. You will receive a pension benefit from the Company and its pension plans which, in the aggregate, will not be less than the amount which you would have been entitled to receive if your coverage under the Honeywell, Inc., defined benefit plans in effect at March 18, 1994 had continued until your separation of service from the Company, less any benefits from such Honeywell, Inc. plans. If, within four years of the date specified in
      Section 1 hereof, the Company terminates your employment other than for death, disability or the gross neglect of your duties or if you voluntarily terminate your employment with the Company and are entitled to severance benefits under Section 8 below, you will, nevertheless be treated as having received four years credit for service with the Company. The benefits guaranteed hereunder includes an age 57 subsidized early retirement benefit.

8. If your employment with the Company is terminated within four years of the date specified in Section 1 hereof, other than for death, disability, or the gross neglect of your duties, the Company will pay you a severance benefit in an amount equal to three times your base salary then in effect. If your employment is terminated thereafter other than for death, disability, or the gross neglect of your duties, the Company will pay you a severance benefit in an amount equal to two times your base salary then in effect. If you resign voluntarily or retire, you will not be entitled to this severance benefit.

      In addition, notwithstanding the foregoing, you may elect to voluntarily terminate your employment with the Company and still be entitled to receive the above indicated severance benefit if: (a) there is a material reduction or material adverse alteration in the nature of your position, responsibilities or authorities (including the failure to elect and continue to elect you to the Board of the Company); (b) there is a material reduction of your compensation or benefits hereunder; (c) you become the holder of a lesser office or title than Chairman, President and Chief Executive Officer of the Company; or (d) your job is relocated to a Letter Agreement; provided that if the event is not due to intentional or repeated action, you will provide the company with written notice of the event and the opportunity to cure the event within 15 days from the date of the notice. If the written notice is not required, you will have 30 days from the date of the event to elect to voluntarily terminate your employment with the Company and still be entitled to receive the above indicated severance. If you give the required notice and the Company fails to cure the event within the 15 day period, you

Mr. Jean-Pierre Rosso
Page 3
March 20, 1997



      may elect within 30 days after such period to voluntarily terminate your employment with the Company and still be entitled to receive the above indicated severance.

      For purposes of this Letter Agreement, errors in your judgment or any act or omission believed by you in good faith to have been in or not opposed to the interests of the Company will not be considered "gross neglect of your duties."

      You will not receive the severance benefits described in this Section 8 if you receive severance benefits under the Agreement Regarding Change in Control between yourself and the Company dated April 8, 1996.

9. The Company will reimburse you for the tuition and fees for secondary private school for your eligible children.

10. If you are entitled to receive severance under Section 8 above, (a) the Company will continue to provide you with all the same benefits as in effect immediately prior to your termination for a period of two years following your termination (if your severance equals two times your base salary) or three years following your termination (if your severance equals three times your base salary), and (b) all of your Tenneco stock options will vest on the date of your termination and will remain exercisable for a period of not less than 90 days from such termination; all of your Company stock options will vest on the date of your termination and will remain exercisable for a period of not less than 12 months from such termination, and (c) the Company will make a payment to you in cash in an amount equal to the value of all of your Tenneco restricted stock, Company restricted stock and Company convertible second preferred stock, which you forfeit. In addition, the minimum pension under
      Section 7 above, will be determined by treating the severance benefit as compensation and service to the same extent as if you remained employed by the Company and earned the amount of severance ratably over the two or three year period, as applicable, in addition to the four years specified in Section 7 above. If, under the terms of the Company's stock option plans, any stock options which have been granted to you are forfeited on the date of your termination, notwithstanding the foregoing provisions of this Section 10, the Company shall make a payment to you with respect to such options in an amount equal to the amount by which the fair market value of the Company stock on the date of such forfeiture exceed the option exercise price of such forfeited options. For all purposes hereof, the value of the Company's convertible second preferred stock shall be equal to the greater of (a) the number of shares of common stock of the Company into which such convertible second preferred shares could have been converted, multiplied by the closing price of a share of Company common stock on the date of your termination of employment plus the discounted present value (using First National Bank of Chicago prime or reference rate in effect on the date of your termination of employment) of the dividends payable with respect to such convertible second preferred shares from the date of termination through July 1, 2000 or if higher (b) the liquidation preference

Mr. Jean-Pierre Rosso
Page 4
March 20, 1997

      that would have been payable with respect to such forfeited convertible second preferred shares, including any accrued and unpaid dividends thereon.

11. If you incur legal or other fees and expenses in an effort to establish entitlement to benefits under this Letter Agreement, the Company will reimburse you for such fees and expenses unless a court determines that such effort was conducted in bad faith. The Company will reimburse you on a monthly basis upon your written request for reimbursement together with proof that the fees and expenses were incurred.

12. This Letter Agreement supersedes any and all prior agreements, whether oral or written, regarding your employment by the Company. Without limiting the generality of the foregoing, this Letter Agreement supersedes the letter agreements dated June 13, 1996 and May 4, 1995 between you and the Company, the two letter agreements dated March 18, 1994 between you and Case Equipment Corporation and you and Tenneco, Inc. and Barry Schuman's June 3, 1994 memorandum to you, but this is without prejudice to amounts or awards already paid or awarded to you.

13. None of the awards specified hereunder will prejudice your eligibility for additional awards.

14. The Company will provide you with a membership in a country club of your choice.

15. The provisions of this Letter Agreement shall apply notwithstanding any inconsistent provisions contained in any current or future plan or agreement of the Company or Tenneco. The Company and Tenneco agree to amend all current and future plans and agreements to be consistent with the provisions herein. Any failure of the Company or Tenneco to conform any present or future plan or agreement to the provisions of this Letter Agreement shall not be deemed to waive the provisions of this Letter Agreement unless there is an agreement in writing between the Company, Tenneco and you which expressly provides that it is the parties intent to waive or modify such provisions of the Letter Agreement.

16. If you forfeit any Tenneco stock options, the Company shall pay you an amount of cash with respect to each such option equal to the amount by which the market value of Tenneco shares subject to such options exceeds the option exercise price on the date of your election to receive such benefits (determined under the terms and conditions of the Tenneco stock option plans and agreements, as though your employment with the Company were employment with Tenneco and the your right to elect this payment was a right to elect to exercise such forfeited Tenneco stock option). If you should forfeit any Tenneco restricted stock, the Company shall make a payment to you in cash in an amount equal to the value of all of your Tenneco restricted stock so forfeited at the date you would have become vested in such Tenneco restricted stock had your employment with the Company been treated for all purposes under the Tenneco restricted stock grant to be employment with Tenneco.

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Mr. Jean-Pierre Rosso
Page 5
March 20, 1997


Please acknowledge your agreement of these terms by executing a copy of this letter in the space provided below and returning it to me.

Sincerely,

CASE CORPORATION


/s/ Marc J. Castor


ACKNOWLEDGED AND ACCEPTED:


/s/ Jean-Pierre Rosso
--------------------------

On this 30th day of March, 1997.

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                                   EXHIBIT A

1. You have become a participant in the Case Non-Qualified Deferred Compensation Plan ("DCP"). You have been credited with $25,000, as a discretionary Company credit with respect to 1994. This credit is in lieu of any credit previously awarded under the Tenneco Deferred Compensation Plan.

2. You were previously awarded 20,000 restricted shares of Tenneco Inc. Common Stock under the 1994 Tenneco Inc. Stock Ownership Plan (the "Tenneco Stock Plan") which are subject to the Restricted Stock Award Agreement attached hereto as Exhibit A-1. You were previously awarded a non-qualified stock option under the Tenneco Stock Plan to purchase 20,000 shares of Tenneco Common Stock, which are subject to the Non-Qualified Stock Options Award Agreement attached hereto as Exhibit A-2, except to the extent that Section 10 of the Letter Agreement may provide you with greater rights with respect thereto.

3. On June 23, 1994, you were issued 20,500 shares of the Company's convertible second preferred stock. On August 17, 1994, you were granted a non-qualified option to purchase 200,000 shares of Company Common Stock under the Case Equity Incentive Plan (the "CEIP"). On December 7, 1994, you were granted a non-qualified stock option to purchase an additional 200,000 shares of Company Common Stock under the CEIP. These grants are subject to the Non-Qualified Stock Options Award Agreements, as amended and restated in the form attached hereto as Exhibits A-3 and A-4, respectively, (which agreements are in substitution of the prior agreements executed with respect to the August 17, 1994 and December 7, 1994 non-qualified stock option grants) except to the extent that Section 10 of the Letter Agreement may provide you with greater rights with respect thereto.

4. In December 1995, the Company paid you a bonus of $699,900, consisting of a $300,000 cash payment and shares of stock (net of shares withheld to satisfy tax withholding) with a value of $399,900. In January 1997, the Company paid you a bonus of $1,283,333, consisting of a $550,000 cash payment and shares of stock (net of shares withheld to satisfy tax withholding) with a value of $733,333.

5. On each of December 7, 1995 and December 11, 1996, you were granted a non-qualified option to purchase 75,000 shares of Company Common Stock under the CEIP. On December 7, 1995 and December 11, 1996, you were awarded 20,000 and 25,000 shares, respectively, of restricted Common Stock under the CEIP.


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